UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 26, 2007
WESTERN REFINING, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32721 (Commission File Number)	20-3472415 (IRS Employer Identification Number)
6500 Trowbridge Drive
El Paso, Texas 79905
(Address of principal executive offices)
(915) 775-3300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
                  Arrangements of Certain Officers.
     On March 26, 2007, the Section 162(m) Compensation Subcommittee (the “Subcommittee”) of the Compensation Committee of the Board of Directors of Western Refining, Inc. (the “Company”) established the 2007 performance goals, performance period and the maximum payouts for each of the Company’s executive officers upon achievement of the 2007 performance goals. The 2007 performance bonus plan is based on achievement of target metrics in 2007 in a combination of three areas: (1) the Company’s safety record, (2) the Company’s environmental record and (3) the Company’s financial performance (measured in terms of adjusted EBITDA). Adjusted EBITDA represents earnings before interest expense, income tax expense, amortization of loan fees, write-off of unamortized loan fees, depreciation, amortization and maintenance turnaround expense. Bonus amounts are subject to the discretion of the Subcommittee and can range from zero up to an amount not to exceed 200% of each executive’s 2007 base salary. Payments of these bonus amounts may be made in cash, stock or a combination of both, in the discretion of the Subcommittee.
     In addition to the bonus amounts specified above, the 2007 performance bonus plan also provides for the issuance of restricted stock grants, in the discretion of the Subcommittee, to the Company’s executive officers if the target metrics specified above exceed a certain specified threshold. The amount of these restricted stock grants can range from zero up to an amount not to exceed 100% of each executive’s 2007 base salary. The vesting period for any restricted stock grants pursuant to the 2007 performance bonus plan will be determined by the Subcommittee.
     A summary of the 2007 performance bonus plan is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

Exhibit No.	Description

10.1	Summary of 2007 Performance Bonus Plan for Executive Officers.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN REFINING, INC.
By:	/s/ Scott D. Weaver
	Name:	Scott D. Weaver
	Title:	Chief Administrative Officer

Dated: March 28, 2007

EXHIBIT INDEX

Exhibit No.	Description

10.1	Summary of 2007 Performance Bonus Plan for Executive Officers.